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                                 EXHIBIT 4.2

                  MODIFICATION TO $40,000,000 REVOLVING TERM
                      PROMISSORY NOTE AND LOAN AGREEMENT

                                                              Lincoln, Nebraska

     THIS AGREEMENT is entered into by and between Supertel Hospitality, Inc., a Delaware corporation (hereinafter referred to as "Borrower"), and First Bank, National Association, Lincoln, Nebraska (hereinafter referred to as "Bank").

     WHEREAS, the Borrower has previously made, executed and delivered to the Bank a Revolving Term Promissory Note and Loan Agreement (Modified and Extended) in the principal amount of Forty Million Dollars ($40,000,000.00), dated December 30, 1996 (herein "Revolving Note"), and

     WHEREAS, the Revolving Note has been modified by the parties by the execution of various modifications since the December 30, 1996 date of the Revolving Note, and

     WHEREAS, the parties, by this document, intend to fully set forth all current modifications to the Revolving Note.

     NOW, THEREFORE, in consideration of the foregoing and the covenants contained herein, the parties agree as follows:

     1. The maximum principal amount of the Revolving Note has been and is reduced from Forty Million Dollars ($40,000,000.00) to Twenty-Five Million Dollars ($25,000,000.00).

     2.   The maturity date of the Revolving Note shall be June 1, 1999.

     3. Effective May 1, 1997, and on the first day of each month thereafter, the interest rate shall be based on the Reuter's 30 Day LIBOR rate (the "Index") plus a margin of 1.75 percentage points (1.75%). As applied to said date, the Index was 5.7% per annum resulting in an interest rate effective May 1, 1997 of 7.45%. In the event publication of the foregoing Index is discontinued, the interest rate shall be based upon an alternative comparable rate index selected by Bank, in its sole discretion.

     4. The Revolving Note as so modified may be referred to as the Modified Revolving Note.

     5. This modification supersedes any and all prior modifications to the Revolving Note. All of the covenants and provisions of the Revolving Note not expressly modified herein remain in full force and effect.

     DATED this 24th day of June, 1997.

FIRST BANK, NATIONAL ASSOCIATION                SUPERTEL HOSPITALITY, INC.
                                                A Delaware Corporation

BY: /s/ Gerald L. Holscher                      BY: /s/ Paul J. Schulte
TITLE:  Senior Vice President                   TITLE:  President